Exhibit 24.1

POWER OF ATTORNEY

Each individual whose signature appears below constitutes and appoints Tracy D. Pagliara, President and Chief Executive Officer, and Charles E. Wheelock, Senior Vice President, Chief Administrative Officer, General Counsel, and Secretary, and each of them singly, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-8 relating to the restricted stock units granted as employment inducement awards outside of a plan and any and all amendments thereto and to file or caused to be filed the same with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all the said attorneys-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

This Power of Attorney has been signed in the respective capacities and on the respective dates indicated below.

Signature	Title	Date

/s/ Tracy D. Pagliara Tracy D. Pagliara	Chief Executive Officer, President and Director (Principal Executive Officer)	May 13, 2021

/s/ Randall R. Lay	Senior Vice President and Chief Financial Officer	May 13, 2021
Randall R. Lay	(Principal Financial and Accounting Officer)

/s/ Robert B. Mills	Chairman of the Board of Directors	May 17, 2021
Robert B. Mills

/s/ David A. B. Brown	Director	May 13, 2021
David A. B. Brown

/s/ Steven D. Davis Steven D. Davis	Director	May 12, 2021

/s/ Nelson Obus Nelson Obus	Director	May 13, 2021

/s/ Mitchell I. Quain Mitchell I. Quain	Director	May 17, 2021